Exhibit 99.1

Record Quarterly Earnings at Annapolis Bancorp

ANNAPOLIS, Md.--(BUSINESS WIRE)--November 1, 2012--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $1,111,000 for the third quarter of 2012, an increase of $443,000 or 66.3% compared to net income of $668,000 in the third quarter of 2011. These results make the third quarter of 2012 the most profitable in the Company’s 22+ year history.

Third quarter net income available to common shareholders after accruing for preferred stock dividends was $1,060,000 ($0.27 per basic and $0.26 per diluted common share), an increase of $515,000 or 94.5% compared to net income available to common shareholders of $545,000 ($0.14 per basic and diluted common share) in the third quarter of 2011.

Return on average assets and return on average common equity for the quarter improved to 1.00% and 13.31%, respectively, compared to 0.61% and 7.61% in the same period of 2011.

Net income for the first nine months of 2012 grew to $2,856,000, an increase of $1,354,000 or 90.1% from $1,502,000 in the same period of 2011. Year-to-date net income available to common shareholders totaled $2,636,000 ($0.66 per basic and $0.65 per diluted common share) compared to $1,135,000 ($0.29 per basic and diluted common share) in the same nine month period of 2011.

Book value per common share at September 30, 2012 was $8.05 compared to $7.38 at December 31, 2011.

Total assets of $436.4 million at September 30, 2012 decreased 1.2% or $5.2 million from $441.6 million at December 31, 2011. Gross loans totaled $284.7 million compared to $290.5 million at year-end 2011.

As of September 30, 2012, the Company’s allowance for credit losses was $6.6 million or 2.33% of total loans. Quarter-end nonperforming assets amounted to 1.88% of total assets.

Deposits of $338.8 million at September 30, 2012 decreased by $11.6 million or 3.3% from $350.4 million reported at year-end 2011.

Common stockholders’ equity increased to $32.0 million at September 30, 2012 from $29.2 million at December 31, 2011. Preferred stock was reduced to $4.1 million at September 30, 2012 from $8.1 million at year-end 2011 as one-half of the Company’s $8.2 million TARP obligation to the U.S. Treasury was repaid in the second quarter of 2012.

At September 30, 2012, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.6%, a total capital ratio of 13.8%, and a Tier 1 leverage ratio of 9.0%.

In the quarter just ended, net interest income increased by $42,000 to $4,159,000 from $4,117,000 in the third quarter of 2011. The net interest margin improved to 3.95% in the third quarter of 2012 from 3.93% in the same period of 2011.

The Company lowered its provision for credit losses to $29,000 in the third quarter of 2012 from $338,000 in the third quarter of 2011.

Noninterest income totaled $509,000 for the three months ended September 30, 2012, a decrease of $150,000 or 22.8% compared to $659,000 in the third quarter of 2011.

Noninterest expense improved by $547,000 or 16.1% to $2,848,000 in the quarter just ended compared to $3,395,000 in the third quarter of 2011. The Company’s efficiency ratio improved to 60.99% in the third quarter of the year compared to 71.08% in the linked quarter of 2011.

Year-to-date net interest income totaled $12,249,000 resulting in a net interest margin of 3.90% for the first nine months of 2012. A $306,000 provision for credit losses was recorded in the first nine months of 2012 compared to $1,574,000 in the same period of 2011. Noninterest income increased by $28,000 compared to the first nine months of 2011 and noninterest expense was reduced by $875,000. The year-to-date efficiency ratio improved to 64.26% from 71.45% in the same period of 2011.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. In October, the Bank opened its newest branch in the Waugh Chapel Towne Centre adjacent to Wegmans in Gambrills, Maryland.

On October 22, 2012, Annapolis Bancorp, Inc. announced that it had entered into a definitive merger agreement with F.N.B Corporation (NYSE: FNB) pursuant to which F.N.B. Corporation will acquire Annapolis Bancorp, Inc. in an all stock transaction valued at approximately $12.09 per share, or $51 million in the aggregate.

Under the terms of the merger agreement, which has been approved by the boards of directors of both companies, shareholders of Annapolis Bancorp, Inc. will be entitled to receive 1.143 shares of F.N.B. Corporation common stock for each share of Annapolis Bancorp, Inc. stock. The exchange ratio is fixed and the transaction is expected to qualify as a tax-free exchange for shareholders of Annapolis Bancorp, Inc. A cash credit-related adjustment provides that shareholders of Annapolis Bancorp, Inc. may receive up to an additional $0.36 per share in cash for each share of Annapolis Bancorp, Inc. stock they own, dependent on Annapolis Bancorp, Inc.’s ability to resolve an agreed-upon credit matter.

F.N.B. Corporation and Annapolis Bancorp, Inc. expect to complete the transaction in April 2013, after satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of Annapolis Bancorp, Inc. Subject to the receipt of requisite approvals, it is expected that Annapolis Bancorp, Inc. will redeem all of its preferred stock held by the U.S. Treasury under the TARP Capital Purchase Program prior to closing or it will be extinguished upon closing of the merger.

F.N.B. Corporation will file a registration statement on Form S-4 with the SEC. The registration statement will include a proxy statement/prospectus and other documents relevant to the merger.

SHAREHOLDERS OF ANNAPOLIS BANCORP, INC. ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus and other relevant materials (when they become available), and any other documents F.N.B. Corporation has filed with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents F.N.B. Corporation has filed with the SEC by contacting James Orie, Chief Legal Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone (724) 983-3317, or by contacting Edward J. Schneider, Chief Financial Officer, Annapolis Bancorp, Inc., 1000 Bestgate Road, Suite 400, Annapolis, MD 21401, telephone (410) 224-4455.

Annapolis Bancorp, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning such participants' ownership of Annapolis Bancorp, Inc. common stock will be set forth in the proxy statement/prospectus relating to the merger when it becomes available. This communication does not constitute an offer of any securities for sale.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and involve certain risks and uncertainties which could cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes, and; (ix) such other risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Company is not responsible for changes made to this press release by wire services, Internet service providers or other media.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of September 30, 2012 and December 31, 2011
($000)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2012	2011
Assets
Cash and due from banks	$1,951	$2,026
Interest bearing balances with banks	39,996	18,288
Federal funds sold	11	26,583
Investment securities, available for sale	91,777	87,549
Federal Reserve and Federal Home Loan Bank stock	2,864	2,992
Loans, net of allowance of $6,647 and $7,182	278,102	283,284
Premises and equipment	9,797	8,418
Accrued interest receivable	1,350	1,279
Deferred income taxes	2,390	2,617
Investment in bank owned life insurance	5,783	5,624
Real estate owned	697	1,222
Prepaid FDIC Insurance	954	1,198
Other assets	683	490
Total Assets	$436,355	$441,570

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$57,314	$56,664
Interest bearing	281,501	293,717
Total deposits	338,815	350,381
Securities sold under agreement to repurchase	18,895	11,344
Long term borrowed funds	35,000	35,000
Junior subordinated debentures	5,000	5,000
Accrued interest and dividends payable	188	219
Accrued expense and other liabilities	2,381	2,258
Total Liabilities	400,279	404,202

Stockholders' Equity
Preferred stock	4,076	8,146
Common stock	40	39
Warrants to purchase common stock	234	234
Paid in capital	11,847	11,779
Retained earnings	18,815	16,179
Accumulated other comprehensive income	1,064	991
Total Equity	36,076	37,368

Total Liabilities and Equity	$436,355	$441,570

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Nine Month Periods Ended September 30, 2012 and 2011
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011

Interest Income
Loans	$4,338	$4,348	$12,817	$12,807
Investments	513	640	1,601	2,044
Interest bearing balances with banks	9	4	24	13
Federal funds sold	9	12	31	27
Total interest income	4,869	5,004	14,473	14,891

Interest expense
Deposits	367	541	1,203	1,729
Securities sold under agreements to repurchase	13	18	36	59
Interest on long-term borrowings	330	328	985	974
Total interest expense	710	887	2,224	2,762
Net interest income	4,159	4,117	12,249	12,129

Provision	29	338	306	1,574

Net interest income after provision	4,130	3,779	11,943	10,555

NonInterest Income
Service charges	309	322	903	938
Mortgage banking	111	59	207	76
Other fee income	130	229	313	227
Gain on sale of loans	-	18	-	165
(Loss) Gain on sale of REO and other assets	(41)	31	(12)	8
Loss on sale or disposal of fixed assets	-	-	-	(31)
Total noninterest income	509	659	1,411	1,383

NonInterest Expense
Personnel expense	1,620	1,826	4,927	5,301
Occupancy and equipment expense	361	360	1,108	1,204
Data processing expense	209	214	629	635
Professional fees	117	138	385	363
Marketing expense	50	63	267	295
FDIC expense	88	57	256	338
Other operating expense	403	737	1,207	1,518
Total noninterest expense	2,848	3,395	8,779	9,654

Income before taxes	1,791	1,043	4,575	2,284
Income tax expense	680	375	1,719	782
Net income	1,111	668	2,856	1,502
Preferred stock dividend and discount accretion	51	123	220	367
Net income available to common shareholders	$1,060	$545	$2,636	$1,135

Basic earnings per common share	$0.27	$0.14	$0.66	$0.29
Diluted earnings per common share	$0.26	$0.14	$0.65	$0.29
Book value per common share	$8.05	$7.26	$8.05	$7.26

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	1.00%	0.61%	0.86%	0.46%
Return on average common equity	13.31%	7.61%	11.49%	5.50%
Average equity to average assets	8.11%	8.37%	8.23%	8.23%
Net interest margin	3.95%	3.93%	3.90%	3.94%
Efficiency ratio	60.99%	71.08%	64.26%	71.45%

Other Ratios
Allowance for credit losses to loans	2.33%	2.56%	2.33%	2.56%
Nonperforming assets to total assets	1.88%	1.83%	1.88%	1.83%
Net charge-offs to average loans	0.10%	0.03%	0.28%	0.32%
Tier 1 capital ratio	12.6%	12.9%	12.6%	12.9%
Total capital ratio	13.8%	14.2%	13.8%	14.2%

Average Balances
Assets	441,171	436,744	441,646	433,944
Earning assets	419,233	415,102	419,971	411,151
Loans, gross	291,994	294,649	296,111	288,312
Interest-bearing liabilities	344,155	346,244	345,518	347,795
Stockholders' equity	35,782	36,539	36,340	35,712

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, 410-224-4455